Exhibit 10.1
Amendment No. 5 To The International Operating Agreement
Dated As Of September 29, 2005
General Electric Capital Corporation

NACCO Materials Handling Group, Inc.

Amendment No. 5 To The International Operating Agreement
Dated As Of September 29, 2005 (the “Effective Date”)
Between
(1)	General Electric Capital Corporation (“GE Capital”), a Delaware corporation with a principal address at 10 Riverview Drive, Danbury, CT 06810; and
(2)	NACCO Materials Handling Group, Inc. (“NMHG”), a Delaware corporation with a principal address at 650 N.E. Holladay Street, Suite 1600, Portland, Oregon 97232.
BACKGROUND
GE Capital and NMHG are parties to the International Operating Agreement dated as of April 15, 1998, as previously amended (“Original IOA”). GE Capital and NMHG have agreed that in order to most effectively promote the development of international financing programs involving their respective Affiliates, it is advisable for such Affiliates to enter into Regional Agreements and/or Master Regional Operating Agreements (as such terms are hereinafter defined) for countries in which such financing activities will be conducted. GE Capital and NMHG have further agreed to amend the Original IOA in order to better define the activities to be conducted by the International Executive Committee, as such activities relate to the business of the various Master Regional Operating Agreements and Regional Agreements, and to otherwise supplement the Original IOA by setting forth certain general principles and objectives that shall govern the conduct of the parties with respect to the International Program (as such term is hereinafter defined).
NOW THEREFORE, in consideration of the above premises and of the representations, warranties and agreements contained herein, the parties, intending to be legally bound, agree to amend and supplement the Original IOA as follows:
1	Definitions

1.1	In this Amendment the following definitions apply:

Affiliate means any party that is Controlled By or under common Control with a party to the Agreement.

Agreement means the Original IOA, as amended and supplemented pursuant to this Amendment to International Operating Agreement, and all exhibits, addendums, riders and schedules thereto, as the same may be further amended from time to time by a writing duly executed by the parties hereto.

Annual Operating Plan means for each calendar year during the Term the plan agreed upon by members of a Regional Working Committee for the conduct and development of a Regional Program in a Program Country.

Arbitral Tribunal shall have the meaning given to it in Section 5.22.

Bankruptcy Event means with respect to any Person:
(a)	the commencement by such Person of a voluntary case under any bankruptcy, insolvency, reorganization or similar law now or hereafter in effect,

(b)	the consent by such Person to the appointment of, or taking possession by, a receiver, custodian, liquidator, assignee or trustee of such Person or of a substantial part of its property,

(c)	the making of a general assignment by such Person for the benefit of its creditors,

(d)	the admission in writing of such Person of its inability to pay its debts as they become due or the general failure on the part of such Person to pay its debts as they become due,

(e)	the commencement by any other Person of an involuntary case under any bankruptcy, insolvency, reorganization or similar law now or hereafter in effect or for the appointment of, or taking possession by, a receiver, custodian, liquidator, assignee or trustee of such Person or of a substantial part of its property, and the continuance of any such voluntary or involuntary case, appointment, assignment, admission or order unstayed and in effect for a period of sixty (60) days,

(f)	any dissolution or liquidation of such Person; or

(g)	any event occurs or proceeding is taken with respect to that Person in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in paragraphs (a) to (f).
Business Day means, with respect to any obligation of GE Capital, NMHG, a GE Affiliate or an NMHG Affiliate to which this term applies, any day other than a Saturday, Sunday or a day on which banking institutions in the country in which GE Capital, NMHG, the relevant GE Affiliate or the relevant NMHG Affiliate has its principal place of business are authorized, or required, to be closed.

Change of Control means, with respect to a Person, the occurrence of any of the following events: the consummation of a merger or consolidation of the Person with any other entity resulting in holders of the Person’s voting securities receiving less than fifty per cent (50%) of the voting securities of the surviving entity; (b) the sale, lease, exchange or transfer of all or substantially all of the Person’s assets; (c) the approval by the holders of the Person’s voting securities of any plan or proposal for the liquidation or dissolution of the Person; (d) the acquisition by any other Person of more than fifty per cent (50%) of the outstanding voting power of the Person’s securities, other than in the case of NMHG any Change of Control where after such Change of Control the ultimate holding company of NMHG remains NACCO Industries, Inc., or other than in the case of GE Capital any Change of Control where after such Change of Control the ultimate holding company of GE Capital remains General Electric Company.

Control or Controlled By means the direct or indirect (a) ownership of a majority of the voting power of all classes of voting stock of a Person, (b) ownership of a majority of the beneficial interests in income and/or capital of a Person or (c) possession of power to direct, or cause the direction of, management or policies of a Person (whether through ownership of securities or other interests in a Person, by contract or otherwise).

CPR shall have the meaning given it in Section 5.18.

Customer means a Person domiciled outside of the United States who acquires Equipment for purposes of its business pursuant to a Transaction with a GE Affiliate and/or any guarantor of the obligations of such Person.

Danbury International Executive Committee Member shall have the meaning given to it in Section 5.8.

Dealer means an authorized distributor domiciled outside of the United States of Equipment manufactured or distributed by NMHG and/or an NMHG Affiliate that may participate in a Regional Program.

Dispute shall have the meaning given to it in Section 5.1.

Effective Date means the date first written above.

Equipment means new or used Equipment manufactured or distributed by NMHG, an NMHG Affiliate or a Dealer.

Executive Officers shall have the meaning given to it in Section 5.16.

GE Affiliate means an Affiliate of GE Capital that shall have entered into a Regional Agreement and/or a Master Regional Operating Agreement.

Governmental Entity means a national, supranational, federal, state, provincial, local, country, municipal or other governmental or regulatory authority, administrative agency, department, commission, board, bureau or other authority or instrumentality, domestic or foreign, or any political subdivision thereof.

Initial Term shall have the meaning given to it in Section 11.1.

International Executive Committee shall have the meaning given to it in Section 2.1.

International Executive Committee Member shall have the meaning given to it in Section 2.1.

International Program means the general framework established to govern the International Relationships among GE Capital, NMHG, the GE Affiliates and the NMHG Affiliates pursuant to the terms of the Agreement, as it relates to the various Master Regional Operating Agreements and Regional Agreements entered into from time to time.

International Relationships means the relationships to be established between or among GE Capital, NMHG, GE Affiliates and/or NMHG Affiliates outside the United States with respect to the financing activities to be conducted outside the United States and evidenced by Master Regional Operating Agreements and Regional Agreements entered into from time to time.

Master Regional Operating Agreement means an umbrella agreement entered into by a GE Affiliate and an NMHG Affiliate that contains certain governance, profit sharing and related provisions that shall apply to the various Regional Agreements that are subject to such Master Regional Operating Agreement.

Original IOA shall have the meaning given to it in the Background recitals.

NMHG Affiliate means an Affiliate of NMHG that shall have entered into a Regional Agreement and/or a Master Regional Operating Agreement.

OIED shall have the meaning given to it in Section 5.2.

OIED Response shall have the meaning given to it in Section 5.6.

Person means an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an unincorporated organization, a Governmental Entity or any other entity.

Program Country means a country in which a Regional Program is implemented pursuant to a Regional Agreement and/or a Master Regional Operating Agreement.

Recourse Transaction means any Wholesale Account or other Transaction subject to recourse or other credit enhancement provided by NMHG and/or an NMHG Affiliate to and for the benefit of GE Capital and/or a GE Affiliate.

Regional Agreement means an agreement implementing a Regional Program in a Program Country.

Regional Program means a financing program to support the sale and distribution of Equipment that is provided by a GE Affiliate to Customers and Dealers who are located in the applicable Program Country.

Regional Working Committee shall mean the committee established to govern the activities of the GE Affiliates and NMHG Affiliates that are participants in a Regional Program.

Regional Working Committee Member shall have the meaning given to it in Section 5.2.

Renewal Term shall have the meaning given to it in Section 11.1.

Term shall have the meaning given to it in Section 11.1.

Transaction means a financing of Equipment by a GE Affiliate in a Program Country under a form of contract approved for use under the applicable Regional Program.

Wholesale Account means any loan or other extension of credit, now or hereafter, by a GE Affiliate to either (i) a Dealer (whether or not owned by NMHG or an NMHG Affiliate) or (ii) NMHG or an NMHG Affiliate, whether secured by Equipment (regardless of whether such Equipment is purchased directly with the proceeds of such loan or other extension of credit or is held as inventory for sale or as part of the applicable party’s rental fleet) or any other form of collateral.

1.2	Interpretation

In the Agreement:
(a)	headings are for ease of reference only and shall not be taken into account in construing the Agreement;

(b)	references to the Agreement or any other document shall be construed as references to the Agreement or that other document, as amended, varied, novated, supplemented or replaced from time to time;

(c)	the expression this Section shall, unless followed by reference to a specific provision, be deemed to refer to the whole Section (not merely the sub-Section, paragraph or other provision) in which the expression occurs;

(d)	references to any statute or statutory position include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(e)	references to a party means a party to the Agreement including that party’s successors in title and assigns or transferees permitted in accordance with the terms of the Agreement;

(f)	the words include, including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words; and

(g)	the word loss includes any loss however described or characterized and whenever and however arising (including loss of profit, loss of revenue, loss of use, loss of contract, loss of goodwill, and indirect and consequential loss, including economic loss), cost (including any cost of enforcement), expense, payment, liability, claim, demand, damage, proceedings, penalty, fine, fee, rates, levy, charge, royalty, interest, insurance premium, call, judgment, order or other sanction or amount payable and the amount by which any right or entitlement to an amount has been reduced as a result of the matter in question.
2	International Executive Committee

2.1	Executive Oversight
(a)	The executive oversight of the International Program will be subject to the review and direction of a committee (the International Executive Committee) which shall perform the duties specified below.

(b)	GE Capital and NMHG shall each appoint four (4) employees (or such other number as may be mutually agreed to by the parties) as their respective representatives on the International Executive Committee (each, an “International Executive Committee Member”). The names of the current International Executive Committee Members are set forth in Exhibit A hereto.
2.2	Meetings of International Executive Committee

Meetings of the International Executive Committee will be held at least two (2) times per year at locations to be determined by mutual agreement of the International Executive Committee Members. Notwithstanding the foregoing, either GE Capital or NMHG may, on five (5) Business Days’ written notice, request that the International Executive Committee meet to discuss a Dispute pursuant to Section 5 or review another issue within its jurisdiction. The written notice that will proceed each meeting of the International Executive Committee will designate the time and place for the meeting (which may be held telephonically), the topic for discussion and will include any background materials relevant to the topic to be discussed.

2.3	Co-Chairpersons

NMHG and GE Capital will each designate individuals to serve as co-chairpersons of the International Executive Committee who, after due consultation with the other International Executive Committee Members, will be responsible for establishing agendas for, and conducting meetings of, the International Executive Committee.

2.4	Voting

NMHG and GE Capital will each have one vote on the International Executive Committee. Any approval, recommendation or action by the International Executive Committee must be by unanimous vote or written consent of NMHG and GE Capital.

2.5	Quorum

A quorum for the conduct of business at any International Executive Committee meeting will consist of two (2) International Executive Committee Members appointed by NMHG and two (2) International Executive Committee Members appointed by GE Capital. All other rules and procedures of the International Executive Committee will be as agreed by the International Executive Committee Members from time to time.

2.6	Functions of the International Executive Committee

The International Executive Committee will perform the following functions, in addition to any additional functions as NMHG and GE Capital may agree from time to time:
(a)	provide oversight and review the performance and strategic direction of the International Program, including, without limitation, international finance penetration levels, international credit line exposure, entry into new Master Regional Operating Agreements and Regional Agreements and new business opportunities and, where applicable, recommend appropriate corrective actions and/or performance targets;

(b)	provide oversight and review the financial and operational performance and strategic direction of each Regional Program including, without limitation, the general structure and profitability of each Regional Program (including origination and remarketing activities), finance penetration levels, credit line exposure, portfolio performance (including delinquencies, defaults and performance of Recourse Transactions), Annual Operating Plans, service levels and new business opportunities, and, where applicable, recommend appropriate corrective actions and/or performance targets;

(c)	review the operation of the exclusivity provisions in the various Master Regional Operating Agreements and Regional Agreements and resolve any issues regarding exclusivity referred to it under any Master Regional Operating Agreement and/or Regional Agreement. Such issues may include, but not be limited to, the identity of, and amendments to, the countries in which the exclusivity provisions shall apply under each Master Regional Operating Agreement and/or Regional Agreement and the identity of, and amendments to, the

“Competitors” referenced in the exclusivity provisions of each Master Regional Operating Agreement and/or Regional Agreement;

(d)	review the operation of the recourse provisions in the various Master Regional Operating Agreements and Regional Agreements as they relate to Recourse Transactions and review the timely performance on the part of NMHG and/or the applicable NMHG Affiliate of all related recourse obligations and, where applicable, recommend appropriate corrective actions and/or process improvements with respect thereto;

(e)	receive and review proposals for amendments to the Agreement and make recommendations with respect thereto;

(f)	approve the ongoing development priorities for the International Program; and

(g)	endeavor to resolve any Disputes referred to it in accordance with Section 5.
3	Representations and Warranties of NMHG

3.1	NMHG hereby represents and warrants to GE Capital, as of the Effective Date and throughout the Term, that:
(a)	NMHG is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, is duly qualified to do business in each other jurisdiction where it is necessary to be so qualified and has full power to enter into the Agreement and to carry out the transactions contemplated hereby;

(b)	the execution and delivery of the Agreement and the performance by NMHG of the transactions contemplated hereby have been duly authorized by all necessary action of NMHG;

(c)	the Agreement constitutes a legal, valid and binding obligation of NMHG enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors’ rights generally and the effect of rules of law governing equitable remedies;

(d)	neither the execution or delivery of the Agreement nor the consummation of the transactions contemplated hereby will:
(i)	conflict with NMHG’s organizational or governance documents, as such documents may be amended from time to time;

(ii)	constitute a material violation of any applicable statute, rule or decree of any Governmental Entity; or

(iii)	conflict in any material respect with, constitute a material default under, or result in termination or acceleration of any indenture, loan agreement or other material document, instrument or agreement by which NMHG is bound;
(e)	no notices, reports or other filings are required to be made by NMHG with, nor are any consents, licences, permits, authorizations or approvals required to be obtained by NMHG from, any Governmental Entity or any other Person in connection with the execution, delivery or performance of the Agreement or any other agreements, instruments or document to be executed or delivered in connection herewith or the consummation by NMHG of the transactions contemplated hereby; and

(f)	there are no suits or proceedings pending or, to the knowledge of NMHG, threatened in any court or before any Governmental Entity against or affecting NMHG which could materially impair NMHG’s ability to perform its obligations under the Agreement.

4	Representations and Warranties of GE Capital

4.1	GE Capital hereby represents and warrants to NMHG, as of the Effective Date and throughout the Term, that:
(a)	GE Capital is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, is duly qualified to do business in each other jurisdiction where it is necessary to be so qualified and has full power to enter into the Agreement and to carry out the transactions contemplated hereby;

(b)	the execution and delivery of the Agreement and the performance by GE Capital of the transactions contemplated hereby have been duly authorized by all necessary action of GE Capital;

(c)	the Agreement constitutes a legal, valid and binding obligation of GE Capital enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application affecting the enforcement of creditors’ rights generally and the effect of rules of law governing equitable remedies;

(d)	neither the execution or delivery of the Agreement nor the consummation of the transactions contemplated hereby will:
(i)	conflict with GE Capital’s organizational or governance documents, as such documents may be amended from time to time;

(ii)	constitute a material violation of any applicable statute, rule or decree of any Governmental Entity; or

(iii)	conflict in any material respect with, constitute a material default under, or result in termination or acceleration of any indenture, loan agreement or other material document, instrument or agreement by which GE Capital is bound;
(e)	no notices, reports or other filings are required to be made by GE Capital with, nor are any consents, licences, permits, authorizations or approvals required to be obtained by GE Capital from, any Governmental Entity or any other Person in connection with the execution, delivery or performance of the Agreement or any other agreements, instruments or document to be executed or delivered in connection herewith or the consummation by GE Capital of the transactions contemplated hereby; and

(f)	there are no suits or proceedings pending or, to the knowledge of GE Capital, threatened in any court or before any Governmental Entity against or affecting GE Capital which could materially impair GE Capital’s ability to perform its obligations under the Agreement.
5	Dispute Resolution

5.1	Any dispute arising out of or relating to the Agreement, any Master Regional Operating Agreement or any Regional Agreement or the relationship of the parties to the Agreement, any Master Regional Operating Agreement or any Regional Agreement or the Regional Program established under any Master Regional Operating Agreement or any Regional Agreement, including the breach, termination, validity, interpretation or performance thereof (any of the foregoing, a “Dispute”) shall be resolved in accordance with the procedures specified in this Section, which shall constitute the exclusive method for the resolution of the Dispute.

5.2	Upon the discovery of a Dispute arising out of or relating to a Master Regional Operating Agreement or any Regional Agreement or the relationship of the parties thereto or the Regional Program established thereunder, members of the relevant Regional Working Committee will meet and in good faith endeavor to resolve the Dispute in a manner that is acceptable to members of the Regional Working Committee. Said meeting will occur within twenty (20) Business Days following the identification of the Dispute. Any member of the relevant Regional Working Committee (a “Regional Working Committee Member”) may request that an Open Issue Elevation Document

(“OIED”) be submitted prior to convening said meeting and any member of the Regional Working Committee whose position is adverse to the position of the Regional Working Committee Member who circulated the OIED may submit an OIED Response (as such term is defined below) prior to the Regional Working Committee convening said meeting; provided, however, that circulation of an OIED and OIED Response will occur in such a timeframe as will permit the meeting of the Regional Working Committee to proceed within twenty (20) Business Days following the identification of the Dispute (or such other period mutually agreed to by all members of the Regional Working Committee). Danbury International Executive Committee Members and Portland International Executive Committee Members as well as any International Executive Committee Members who represent the applicable region or country involved in the Dispute shall also receive copies of the OIED and OIED Response before the meeting of the relevant Regional Working Committee is convened.

5.3	If the Regional Working Committee is unable to resolve the Dispute at the meeting convened for such purpose, a Regional Working Committee Member will circulate an OIED to all Regional Working Committee Members and all International Executive Committee Members. Such OIED may be identical to the OIED originally submitted to the Regional Working Committee or may contain additional facts elicited as a result of the meeting of the Regional Working Committee described above.

5.4	Upon the discovery of a Dispute arising out of or relating to the Agreement or the relationship of the parties hereto, an International Executive Committee Member will circulate an OIED to all International Executive Committee Members and, if the Dispute implicates a Master Regional Operating Agreement and/or any related Regional Agreement or Regional Program for which executive oversight is provided hereunder, all members of the relevant Regional Working Committee.

5.5	Each OIED shall contain the following information: (i) a complete description of the Dispute, which shall include a chronology of the events leading up to the Dispute, the subject matter of the Dispute and the actions taken by the relevant parties to the Dispute, (ii) the position of the Regional Working Committee Member or International Executive Committee Member who is submitting the OIED for the Dispute, which shall include all pertinent information to support such position, (iii) an assessment of the materiality of the Dispute for the relevant Master Regional Operating Agreement and/or any Regional Agreement and Regional Program and the Agreement, if applicable, and (iv) an assessment of the likelihood of resolving the Dispute through the actions to be undertaken by the International Executive Committee, if applicable, that are described below.

5.6	Each party whose position is adverse to the position of the Regional Working Committee Member or International Executive Committee Member who circulated an OIED will have a period of ten (10) Business Days to formulate a response to the OIED (“OIED Response”) and circulate the OIED Response to all Regional Working Committee Members and/or International Executive Committee Members, as applicable.

5.7	Each OIED Response shall contain the following information: (i) a complete description of the Dispute, which shall include clarifications, corrections or changes regarding the chronology of the events leading up to the Dispute, the subject matter of the Dispute and the actions taken by the relevant parties to the Dispute, (ii) the position of the Regional Working Committee Member or International Executive Committee Member who is submitting the OIED Response, which shall include all pertinent information to support such position, (iii) an assessment of the materiality of the Dispute for the relevant Master Regional Operating Agreement and/or any Regional Agreement and Regional Program and the Agreement, if applicable, and (iv) an assessment of the likelihood of resolving the Dispute through the actions to be undertaken by the International Executive Committee that are described below.

5.8	Within five (5) Business Days following receipt of an OIED Response issued to International Executive Committee Members or fifteen (15) Business Days following receipt of an OIED issued to

International Executive Committee Members, whichever is earlier (or within such other period as the parties to the Agreement may otherwise mutually agree to in writing), those International Executive Committee Members who are located in Danbury, Connecticut and who represent GE Capital and the GE Affiliates (“Danbury International Executive Committee Members”) and those International Executive Committee Members who are located in Portland, Oregon and who represent NMHG and the NMHG Affiliates (“Portland International Executive Committee Members”) shall determine if the Dispute is confined to a particular Master Regional Operating Agreement and/or any Regional Agreement and Regional Program or if it implicates or establishes a precedent for any other Master Regional Operating Agreements and/or any Regional Agreements and Regional Programs or otherwise impacts the relationship of the parties to the Agreement.

5.9	Within ten (10) Business Days of the decision described in the preceding paragraph being rendered and communicated to all International Executive Committee Members, the International Executive Committee will convene either in person or via teleconference to attempt to resolve the Dispute.

5.10	If the Danbury International Executive Committee Members and the Portland International Executive Committee Members determine that the Dispute is confined to a particular Master Regional Operating Agreement and/or any Regional Agreement and Regional Program, the only International Executive Committee Members who shall participate in the International Executive Committee meeting that attempts to resolve the Dispute will be: (i) those International Executive Committee Members who represent the relevant Regional Working Committee (whether they are members of such Regional Working Committee or not) and who shall be equally represented by one member representing the interests of GE Capital and/or the relevant GE Affiliate on the relevant Regional Working Committee and one member representing the interests of NMHG and/or the relevant NMHG Affiliate on the relevant Regional Working Committee, respectively, (ii) the Danbury International Executive Committee Members and (iii) the Portland International Executive Committee Members.

5.11	If the Danbury International Executive Committee Members and the Portland International Executive Committee Members determine that the Dispute implicates or establishes a precedent for any other Master Regional Operating Agreements and/or any Regional Agreements and Regional Programs or otherwise impacts the relationship of the parties to the Agreement, the entire membership of the International Executive Committee will be invited to participate in the International Executive Committee meeting that attempts to resolve the Dispute.

5.12	Members of the relevant Regional Working Committee who are not members of the International Executive Committee, as well as other individuals who have special knowledge of the events surrounding the Dispute, may be invited to participate in the meeting of the International Executive Committee, but shall not be entitled to participate in any vote that may be taken by International Executive Committee Members to attempt to resolve the Dispute.

5.13	All International Executive Committee Members that represent GE Capital and GE Capital Affiliates will collectively have one vote in any vote that may be taken by the International Executive Committee to attempt to resolve the Dispute and all members of the International Executive Committee that represent NMHG and NMHG Affiliates will collectively have one (1) vote in any vote that may be taken by the International Executive Committee to attempt to resolve the Dispute.

5.14	International Executive Committee Members will in good faith endeavour to resolve the Dispute at the meeting that is convened for such purpose in a manner that is acceptable to both GE Capital and the GE Affiliates and NMHG and the NMHG Affiliates.

5.15	If the International Executive Committee is able to resolve the Dispute, the resolution will be documented and circulated to all International Executive Committee Members as well as to all Regional Working Committee Members in the case of a confined regional Dispute, and will also be circulated to members of the other Regional Working Committees if the International Executive Committee determines that the Dispute implicates or establishes a precedent for other Master Regional Operating Agreements and/or any Regional Agreements and Regional Programs.

5.16	If the International Executive Committee is unable to resolve the Dispute, the Dispute will be referred to the General Manager of the Vendor Financial Services division of GE Capital and to the Chief

Executive Officer of NMHG (collectively, the “Executive Officers”) who will in good faith endeavour to resolve the Dispute within thirty (30) Business Days after it is referred to them (or within such other period as the parties to the Agreement may otherwise mutually agree to in writing) in a manner that is acceptable to both GE Capital and the GE Affiliates and NMHG and the NMHG Affiliates. The Executive Officers shall be provided with copies of all relevant OIEDs, OIED Responses, the minutes of the International Executive Committee meeting in which a resolution of the Dispute was attempted, together with any other relevant materials they may reasonably request. The Executive Officers shall meet either in person or via teleconference to attempt to resolve the Dispute.

5.17	If the Executive Officers are able to resolve the Dispute, the resolution will be documented and circulated to all International Executive Committee Members as well as to all members of the relevant Regional Working Committee in the case of a confined regional Dispute, and will also be circulated to members of the other Regional Working Committees if the International Executive Committee determines that the Dispute implicates or establishes a precedent for any other Master Regional Operating Agreements and/or any Regional Agreements and Regional Programs.

5.18	If the Executive Officers are unable to resolve the Dispute within thirty (30) Business Days following the date it is referred to them (or within such other period as the parties to the Agreement may otherwise mutually agree to in writing), the parties will endeavour to settle the Dispute by mediation conducted by the CPR Institute for Dispute Resolution (“CPR”) under the CPR Mediation Procedure then currently in effect. Unless otherwise agreed to in writing, the parties will select a mediator from the CPR Panels of Distinguished Neutrals and, if they are unable to agree upon a mediator, shall notify the CPR to initiate a selection process for a mediator. Any mediator so selected shall be experienced in resolving disputes of a commercial nature similar to the Dispute.

5.19	All communications that occur under the preceding paragraphs of this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality and professional secrecy protections provided by applicable law.

5.20	Each party shall endeavour in good faith to resolve the Dispute through mediation. At least one (1) employee of GE Capital and NMHG who is authorized by such party to settle the Dispute shall attend and participate in the mediation. The mediation will be held in New York City (or such other locations as the parties mutually agree upon). The mediation proceedings shall be conducted in English. Each party may submit a brief, if it so elects, to the opposing party and to the mediator at least five (5) Business Days prior to the commencement of the mediation. If resolution of a Dispute is not reached in the initial mediation session, the parties may elect to authorize a follow-up mediation session. No settlement reached pursuant to mediation shall be binding upon the parties until it is reduced to a writing signed on behalf of each party. Any requirement to file a notice of claim with respect to the Dispute submitted to mediation shall be suspended until the conclusion of the mediation process.

5.21	Neither party shall be entitled to unilaterally terminate the mediation prior to forty (40) Business Days following appointment of a mediator. If the Dispute has not been resolved by mediation within forty (40) Business Days following appointment of a mediator (or within such other period as the parties to the Agreement may otherwise mutually agree to in writing), then either party may submit the Dispute to arbitration as the exclusive means of resolving it in accordance with the following paragraphs. Each party will pay one-half of the fees and expenses of the mediator. All other expenses in connection with the mediation shall be the responsibility of the party incurring such expense.

5.22	The Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by an arbitral tribunal (“Arbitral Tribunal”) appointed in accordance with said Rules. The Arbitral Tribunal shall be comprised of three arbitrators, one appointed by each of the parties and the third arbitrator, who shall serve as the Chair of the Arbitral Tribunal, appointed by the other two arbitrators. If either party fails to appoint an arbitrator within fifteen (15) days of the referral of the Dispute to arbitration, then such arbitrator shall be appointed by the ICC.

5.23	The arbitration shall be held in New York City. The arbitration proceedings shall be conducted in English; provided that either party may submit testimony or documentary evidence in any language if it furnishes a translation into English of such testimony or documentary evidence. The Arbitral Tribunal may, at its option, appoint one or more experts to advise it with respect to any issue in the arbitration. If any expert is so appointed, the parties hereto shall have the right to examine such expert’s report to the Arbitral Tribunal and to question such expert at an oral hearing.

5.24	The law governing the arbitration proceedings and the arbitration award shall be the arbitration law of the place of arbitration. Any arbitral award arising from such arbitration shall be final and binding upon all parties hereto and no party shall seek recourse to a court of law or other authorities to appeal for a revision of such arbitral award or any other ruling of the Arbitral Tribunal. Judgment upon any arbitral award may be entered by any court having jurisdiction thereof.

5.25	The cost of arbitration shall be borne by the party who does not prevail in the arbitration or as is otherwise determined by the Arbitral Tribunal. The question of whether a matter presented for arbitration is governed by these arbitration provisions shall itself be determined by arbitration.

5.26	The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including, but not limited to, any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the Arbitral Tribunal, the ICC International Court of Arbitration, the parties, their counsel and any person necessary to the conduct of the proceedings, except as may be lawfully required in judicial proceedings relating to the enforcement of any arbitral award.

5.27	Each party is required to continue to perform its obligations under the Agreement and under each applicable Master Regional Operating Agreement and/or Regional Agreement and Regional Program pending final resolution of the Dispute.

6	Indemnification

6.1	NMHG will indemnify and hold harmless GE Capital and its employees, officers, directors, attorneys, representatives and GE Affiliates, from and against any and all losses, claims by or against GE Capital or GE Affiliates, liabilities, demands and expenses of any nature whatsoever, including reasonable attorneys’ fees and costs, arising out of or in connection with:
(a)	any breach by NMHG of its representations or warranties under the Agreement;

(b)	any failure of NMHG to perform duly and punctually any agreement or obligation to be performed by NMHG pursuant to the Agreement;

(c)	the selection, manufacture, sale, delivery, acceptance or rejection, installation, use, operation, possession, return, servicing, maintenance or condition of the Equipment, including any strict liability claims or claims for latent defects relating to the Equipment; or

(d)	any failure of the Equipment to comply with any description, to be fit for its intended purpose or of satisfactory quality or to comply with any other term (express or implied) of the related Transaction or of any applicable law; provided that NMHG will not be liable for any modifications or additions made to any Equipment by Dealers not Controlled by NMHG or an NMHG Affiliate, other than modifications or additions made by independent Dealers upon the authorization, instruction or consent of NMHG or an NMHG Affiliate.
6.2	GE Capital will indemnify and hold harmless NMHG and its employees, officers, directors, attorneys, representatives and NMHG Affiliates, from and against any and all losses, claims by or against NMHG or NMHG Affiliates, liabilities, demands and expenses of any nature whatsoever, including reasonable attorneys’ fees and costs, arising out of or in connection with:
(a)	any breach by GE Capital of its representations or warranties under the Agreement; or

(b)	any failure of GE Capital to perform duly and punctually any covenant, agreement or obligation to be performed by GE Capital pursuant to the Agreement.
6.3	Each party will notify the other of any event requiring indemnification:

(a) within ten (10) days following the receipt of notice of the commencement of any action or proceeding or the assertion of any claim; or
(b) within twenty (20) days of the party’s actual discovery of any breach or loss, giving rise to indemnification.
The failure to give notice in a timely fashion will not result in a waiver of any right to indemnification hereunder except to the extent that the indemnifying party’s ability to defend against the event with respect to which indemnification is sought is materially adversely affected by the failure of the indemnified party to give notice in a timely fashion.
6.4	The indemnifying party will be entitled (but not obligated) to assume the defense or settlement of any such action or proceeding and to participate in any negotiations to settle or eliminate any claim with counsel of its choice; provided that such counsel is reasonably satisfactory to the indemnified party. If the indemnifying party so elects to assume the defence or settlement of any such action or proceeding, the indemnified party (and its counsel) may continue to participate at its own expense in any such action or proceeding.

6.5	If the indemnifying party does not elect in writing within ten (10) days of notification to assume the defense, the indemnified party may engage counsel to defend, settle or otherwise dispose of such action or proceeding, and the reasonable fees of that counsel shall constitute expenses which are covered by Section 6.1 or 6.2 respectively.

6.6	The indemnifying party will not settle, compromise, decline to appeal or otherwise dispose of any action, proceeding or claim, without the consent of the indemnified party. Such consent will not be unreasonably withheld or delayed. If the consent of the indemnified party is withheld, the indemnifying party’s liability will be limited to the amount for which the indemnifying party and the claimant agreed to settle.

6.7	Notwithstanding the provisions of Sections 6.4, 6.5 and 6.6, NMHG shall either settle, compromise or defend, at its own expense and option, any claim brought against GE Capital or a GE Affiliate, to the extent that it is based on a claim that the Equipment or a Trade Mark/Trade Name infringes any patent, copyright, trade mark or other intellectual property rights of another Person. NMHG shall pay all losses awarded against or incurred by GE Capital or a GE Affiliate in any such actions which are attributable to any such claims, but such defense and payments are conditioned on the following:
(a)	that NMHG shall be notified promptly, in writing, by GE Capital or the applicable GE Affiliate of the assertion of any such claim; and

(b)	that NMHG shall have sole control of the defense of any such claim and all negotiations for its settlement or compromise.
6.8	All indemnities and obligations under this Section 6 will survive the expiration or termination of the Agreement, and will be payable within ten (10) days of receipt of an invoice from the indemnified party.
6.9	Neither party will be liable for any punitive, incidental or consequential damages of any nature whatsoever or for lost profits, for any reason whatsoever, in connection with the Agreement. Without limiting the generality of the foregoing, if any punitive, incidental or consequential damages or lost profits are required, as a result of a breach by a party hereto of the Agreement, to be paid by the other party hereto to any other Person pursuant to a final judgment, the breaching party shall compensate the other party required to pay such punitive, incidental or consequential damages or lost profits, and such payment shall be deemed to be direct damages of the breaching party.
7	Export Control

7.1	GE Capital and NMHG each acknowledges that the Equipment licensed or sold under any Master Regional Operating Agreement or Regional Agreement may include technology and software that are subject to the customs and export control laws and regulations of the United States (U.S.) and may also be subject to the customs and export laws and regulations of the country in which the Equipment is manufactured and/or received. GE Capital and NMHG each agrees to abide by those laws and regulations and to cause GE Affiliates and NMHG Affiliates, respectively, to abide by those laws and regulations. Further, under U.S. law, the Equipment may not be sold, leased or otherwise transferred to certain restricted end-users or restricted countries. Without limiting the generality of the foregoing, the Equipment may not be sold, leased or otherwise transferred to, or utilized by an end-user engaged in activities related to weapons of mass destruction, including without limitation, activities related to the design, development, production or use of nuclear weapons, materials or facilities, missiles or the support of missile projects, and chemical or biological weapons. While NMHG agrees to abide and to cause NMHG Affiliates to abide by these terms, it cannot be held responsible for any subsequent decision made by a Customer not Controlled By NMHG or an NMHG Affiliate to export any Equipment to a particular country or to sell any Equipment to a particular end-user.

7.2	GE Capital agrees not to provide or cause any GE Affiliate to provide any customs certifications on behalf of NMHG or an NMHG Affiliate. When applicable and necessary, NMHG or the applicable NMHG Affiliate will provide GE Capital or the applicable GE Affiliate with all U.S. export licenses, license designations, and commodity classifications unless otherwise agreed to in writing by GE Capital or the applicable GE Affiliate and NMHG or the applicable NMHG Affiliate and unless GE Capital or the applicable GE Affiliate is obligated to obtain the export licenses under U.S. law.

8	Data Protection

Each party undertakes to comply with all applicable laws in relation to the collection and processing of personal data and shall not sell personal data to any Person.

9	Confidentiality

From time to time either NMHG or GE Capital may provide confidential and proprietary information to the other party relating to NMHG, GE Capital, the International Program, various Regional Programs, Equipment, Dealers or Customers or other subjects that is otherwise plainly identified as confidential information. NMHG and GE Capital will take reasonable steps to preserve the confidential nature of such information and to prevent its disclosure to third parties other than GE Affiliates and NMHG Affiliates, respectively, and independent representatives such as certified public accountants firms, attorneys or other persons with a need to know for purposes of the business or operations of GE Capital, GE Affiliates, NMHG or NMHG Affiliates. NMHG and GE Capital will be deemed to have fulfilled their obligations hereunder if they exercise the same degree of care to preserve and safeguard such confidential information as they use to preserve and safeguard their own confidential information; provided that (without limitation) confidential information relating to the International Program or a specific Regional Program may be disclosed by GE Capital to its representatives and agents in connection with GE Capital’s actual or potential purchase of insurance with respect to the International Program or the Regional Programs. In addition, confidential information may be disclosed under the following circumstances: (a) if required in connection with any litigation, or in response to any court decree, subpoena, or other legal, administrative or regulatory order (provided that the disclosing party’s legal counsel delivers a written opinion to the other party stating that disclosure is reasonably required), (b) if such confidential information was in the public domain at the time of receipt or subsequently came into the public domain (other than as a result of an unauthorized disclosure by GE Capital or NMHG), (c) if such confidential information was independently developed by the recipient or (d) if the disclosure is approved by the disclosing party or otherwise constitutes a disclosure of a more generic type of information that is customary in the ordinary course of business.

10	Recourse Transactions

10.1	In the event of a default (as such term is defined in the applicable Master Regional Operating Agreement and/or Regional Agreement) under a Recourse Transaction, if the applicable NMHG Affiliate does not honor its recourse obligations to the applicable GE Affiliate, then NMHG shall, within twenty (20) days of demand, repurchase the applicable Recourse Transaction and pay GE

Capital or the applicable GE Affiliate the amount then owed by such NMHG Affiliate with respect to such Recourse Transaction.

10.2	NMHG hereby agrees that its obligations under Section 10.1 shall be primary, absolute, continuing and unconditional, irrespective of, and unaffected by, any of the following actions or circumstances (regardless of any notice to, or consent of NMHG):
(a)	the genuineness, validity, regularity and enforceability of any Recourse Transaction;

(b)	any extension, renewal, amendment, change, waiver or other modification by a GE Affiliate of any Recourse Transaction;

(c)	the absence of, or delay in, any action to enforce the terms of any Recourse Transaction;

(d)	the release of, extension of time for payment or performance by, or any other indulgence granted to the applicable Dealer or any other Person with respect to any Recourse Transaction by operation of law or otherwise;

(e)	the existence, value, condition, loss, subordination or release (with or without substitution) of, or failure to have title to or perfect a security interest in, or the time, place and manner of any sale or other disposition of, any Equipment, collateral or security given in connection with any Recourse Transaction or any other impairment (whether intentional or negligent, by operation of law or otherwise) of the rights of the GE Affiliate to any such Equipment, collateral or security;

(f)	any Dealer’s voluntary or involuntary bankruptcy, assignment for the benefit of creditors, reorganization or similar proceedings affecting the Dealer or any of its assets; or

(g)	any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
10.3	Notwithstanding any provision to the contrary in Section 10.1 or 10.2, NMHG shall have no obligation to purchase any Recourse Transaction pursuant to Sections 10.1 and 10.2 under any of the following circumstances:
(a)	if a Recourse Transaction proves unenforceable due to the fact that the documentation evidencing such Recourse Transaction (“Recourse Documentation”) is incomplete;

(b)	solely with respect to Recourse Transactions where a GE Affiliate is responsible for the perfection of its title or security interest in the respective Equipment, if any such Recourse Transaction proves unenforceable due to a failure of such GE Affiliate to obtain and perfect a valid, first priority security interest in such Equipment; or

(c)	if a Recourse Transaction falls into default solely because GE Capital or a GE Affiliate is in default of its respective obligations under the applicable Recourse Documentation.
11	Term and Termination

11.1	The initial term of the Agreement shall end on December 31, 2008 (the Initial Term). Thereafter, the Agreement shall renew for additional terms of one year each (each, a “Renewal Term”) until either party provides to the other party at least ninety (90) days’ prior written notice of its intention to terminate the Agreement on the last day of the Initial Term or the last day of the applicable Renewal Term. If written notice of termination is provided, the Agreement will terminate on the last day of the Initial Term or Renewal Term in which such notice of termination is provided. The Initial Term and all Renewal Terms shall together constitute the “Term” of the Agreement. This Section 11.1 shall replace in its entirety Section 6.8 of the Original IOA. Any reference to “Base Term” in the Original IOA, including Section 3.7 thereof, is hereby deleted and replaced with a reference to “Term”.

11.2	The Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term:

(a)	by NMHG, upon the occurrence of a material breach by GE Capital of any of its representations, warranties or obligations under the Agreement which, if capable of remedy, remains unremedied for ninety (90) days following receipt of notice of the breach;

(b)	by GE Capital, upon the occurrence of a material breach by NMHG of any of its representations, warranties or obligations under the Agreement which, if capable of remedy, remains unremedied for ninety (90) days following receipt of notice of the breach;

(c)	by NMHG, by written notice to GE Capital, in the event of any Bankruptcy Event with respect to GE Capital;

(d)	by GE Capital, by written notice to NMHG, in the event of any Bankruptcy Event with respect to NMHG;

(e)	by GE Capital, by written notice to NMHG, upon a Change in Control of NMHG;

(f)	by NMHG, by written notice to GE Capital, upon a Change in Control of GE Capital; or

(g)	upon a termination, for whatever reason, of the Restated and Amended Joint Venture and Shareholders Agreement between GE Capital and NMHG dated as of April 15, 1998, as amended from time to time.
12	Consequences of Termination

12.1	In the event of a termination of the Agreement upon the occurrence of an event described in Section 11.2, the non-defaulting party will have the right to:
(a)	declare all obligations (including all contingent obligations and any recourse obligations with respect to any Transactions) of the defaulting party under the Agreement immediately due and payable if permitted under applicable law, whereupon such obligations will become due and payable by the defaulting party; and

(b)	seek any and all other remedies as may be available in law, equity or otherwise.
12.2	A termination of the Agreement shall automatically result in the termination of each Master Regional Agreement and Regional Agreement.

12.3	If a Regional Agreement or a Master Regional Operating Agreement is terminated such termination shall not, unless separately agreed to by the International Executive Committee Members, result in the termination of the Agreement or any other Regional Agreement or Master Regional Operating Agreement.

12.4	Sections 5, 6, 10, 12, 13, 19.1, 19.3 and 19.4 of this Amendment and the related rights and obligations of the parties hereto shall survive any termination of the Agreement.

13	Successors and Assigns

Neither NMHG nor GE Capital may assign or delegate any of its respective rights or obligations under the Agreement with the prior written consent of the other party; provided, however, that GE Capital may assign the Agreement to any Affiliate without the consent of NMHG. All of the terms and provisions of the Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

14	Business Practices

14.1	NMHG and GE Capital will each:
(a)	comply with all laws applicable to the operation of the International Program and the Regional Programs dealing with improper or illegal payments, gifts or gratuities;

(b)	not pay, promise to pay or authorize the payment of any money or anything of value, directly or indirectly, to any Person (whether a governmental official or private individual) for the purpose of illegally or improperly inducing any official or political party or official thereof to make a buying decision or illegally or improperly assisting any party hereto or any employee, agent or representative thereof in connection with obtaining or retaining any licences, qualifications or any business, or taking any action favourable to any party or any Affiliate, employee, agent or representative thereof in connection with the Agreement, the International Program or any Regional Program; and

(c)	not take any action, or fail to take any action, which act or failure to act would subject any other party to the Agreement or any Affiliate thereof to liability or legal action under the laws of any country dealing with improper payments described in this Section 13.
15	Application of Original IOA

Any financing and related activities occurring in countries in which Affiliates of GE Capital and NMHG do business without the benefit of a Regional Agreement and/or a Master Regional Operating Agreement shall continue to be governed by the terms of the Original IOA. For purposes of the Agreement, the Original IOA shall be deemed to constitute a Master Regional Operating Agreement that shall govern the activities of all such countries. Financing and related activities occurring in countries in which Affiliates of GE Capital and NMHG do business with the benefit of a Regional Agreement and/or a Master Regional Operating Agreement shall be governed by the terms of the applicable Regional Agreement and/or Master Regional Operating Agreement and the terms of this Amendment, without regard to the terms of the Original IOA.

16	Trade Name

16.1	Subject to the terms of this Amendment, NMHG hereby grants GE Capital a non-exclusive, non-assignable license to use the following business names: (a) “NMHG”, (ii)”Hyster” and (iii) “Yale” (collectively, the “Trade Marks/Trade Names”) solely for purposes of conducting the business contemplated in the Agreement. GE Capital assumes responsibility for complying with any local legal requirements relating to its use of the Trade Marks/Trade Names for the above cited purpose.

16.2	NMHG represents and warrants that it is the sole owner of the Trade Marks/Trade Names and holds the legal right to use the Trade Marks/Trade Names in the manner contemplated herein. GE Capital acknowledges the validity of the Trade Marks/Trade Names and further acknowledges that GE Capital’s use of the Trade Marks/Trade Names shall inure to the benefit of NMHG, and GE Capital shall acquire no rights in the Trade Marks/Trade Names as a result of this Section 16. NMHG specifically agrees to indemnify GE Capital under the terms of Section 6 of this Amendment from any claims asserted by third parties that the use by GE Capital of the Trade Marks/Trade Names infringes the rights of such third parties.

16.3	GE Capital shall not threaten or undertake any legal action based upon a claim that someone else’s use of a mark conflicts with or infringes the Trade Marks/Trade Names, but GE Capital will, upon NMHG’s request, promptly call to NMHG’s attention any conflict with or infringement of the Trade Marks/Trade Names, and any misuse of the Trade Marks/Trade Names, which comes to GE Capital’s attention.

16.4	Upon NMHG’s request and at NMHG’s expense, GE Capital will provide reasonable cooperation and assistance to NMHG in connection with third party conflicts or infringements involving the Trade Marks/Trade Names, and in connection with any trademark or service mark applications filed by NMHG.

16.5	GE Capital’s license to use the Trade Marks/Trade Names under this Section shall terminate upon the termination of the Agreement.

17	Advertising

Without the prior written consent of the other party hereto, neither NMHG nor GE Capital shall advertise in any manner the financial services to be offered pursuant to the International Program or a Regional Program (whether by written brochure, newspaper advertisement, radio commercial, television commercial or otherwise), even if such advertisement is intended solely for Dealers and Customers.

18	Notices

Any notice or other communication required or permitted under the Agreement shall be sufficiently given if sent by delivery or registered or certified mail, postage prepaid, by overnight courier service, or by facsimile, to the relevant party at the address first stated above or such other address as such party may have provided by notice, copies of each notice shall be sent to:
(a)	GE Capital:

General Electric Capital Corporation
10 Riverview Drive
Danbury, Connecticut 06810
Facsimile No: (203) 749-2166
Attention: Edward J. Simoneau, Vice President and General Manager, Dealer Financial Services

(b)	NMHG:

NACCO Materials Handling Group, Inc. 650 N.E. Holladay Street, Suite 1600 Portland, Oregon 97232 Facsimile No: (503) 721-1352 Attention: Jeffrey C. Mattern, Treasurer
The time of delivery of each such notice, request, demand or other communication shall be:
(a)	when made or delivered in the case of a delivery by hand during normal business hours;

(b)	in the case of delivery by registered mail or reputable overnight courier service, at the time shown by the records of such registered mail or delivery service; or

(c)	in the case of a facsimile, upon production of a facsimile transmission report.
19	Miscellaneous

19.1	Time is of the essence in the Agreement. If any sum is not paid when due under the Agreement, then interest shall accrue thereon, from the applicable due date until paid in full at a per annum rate equal to the London Interbank Offered Rate for one month dollar deposits (as published in the “Money Rates” section of The Wall Street Journal, U.S. Eastern Edition, on the respective due date) plus five percent (5%). If at any time pursuant to the Agreement, GE Capital or NMHG owes the other party any sum, such sums may be set-off against one another so that only the party owing the larger sum is required to make payment to the other party. Such payment need only be made in the amount equal to the difference between the sums which are due to one another.

19.2	Each party shall be responsible for its own costs and expenses (including legal costs) incurred in connection with the negotiation of the Agreement and, unless otherwise agreed, in the implementation of the International Program.

19.3	All sums payable under the Agreement by any party are calculated without regard to any applicable taxes. Any payor hereunder shall, subject to receipt of a valid invoice, in addition to, and at the time of payment of, the sums payable hereunder pay any applicable tax properly payable thereon. Without limiting the generality of the foregoing, if GE Capital or NMHG makes a payment to the other party on which withholding taxes are due, the payment will be made net of any withholding taxes. The paying entity will pay all withholding taxes due to the appropriate Governmental Entity on a timely basis and provide the recipient of the payment with the original withholding receipt.

19.4	All payments under the Agreement will be made in U.S. dollars by wire transfer in immediately available funds to the account which GE Capital or NMHG, as the case may be, specifies to the other party in writing from time to time.

19.5	When a reference is made in the Agreement to Sections, Exhibits or Addendums, that reference will be to a Section of or Exhibit or Addendum to the Agreement unless otherwise indicated. The headings contained in the Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of the Agreement.

19.6	If any provision of the Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, that provision will be of no force and effect, but the illegality or unenforceability of that provision will have no effect upon and will not impair the enforceability of any other provision of the Agreement.

19.7	The terms may not be terminated or amended orally, but only in writing duly executed by each of the parties hereto.

19.8	The failure of any party at any time to require performance of any provision hereof will not affect the right to require full performance thereof at any time thereafter, and the waiver by either party of a breach of any provision will not constitute a waiver of any subsequent breach or nullify the effectiveness of that provision.

19.9	The Agreement may be executed in one or more counterparts, all of which together will constitute one and the same instrument and will become effective when each of the counterparts has been signed and delivered to each of the other parties.

19.10	The parties hereto agree to sign such further documents and take such further action as may reasonably be necessary to effectuate the Agreement.

19.11	NMHG, the NMHG Affiliates, GE Capital and the GE Affiliates have joined in a strategic alliance to promote their mutual business goals. Nothing contained herein will be construed to constitute the creation of a partnership entity for legal purposes, or to characterize NMHG, the NMHG Affiliates, GE Capital and the GE Affiliates as joint venturers or as agents of the other parties hereto. NMHG, the NMHG Affiliates, GE Capital and the GE Affiliates will at all times remain independent contractors with respect to the Agreement and otherwise.

20	Governing law

The Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the Effective Date.

GENERAL ELECTRIC CAPITAL CORPORATION		NACCO MATERIALS HANDLING GROUP, INC.

BY:	/s/ Edward J. Simoneau	BY:	/s/ Reginald R. Eklund

NAME:	Edward J. Simoneau	NAME:	Reginald R. Eklund
TITLE:	VP & GM — DFS	TITLE:	President & CEO

Exhibit A
International Executive Committee Members

NMHG Appointees	GE Capital Appointees

Jeffrey C. Mattern	Edward J. Simoneau

Colin Wilson	Mark Ciamaricone

Mike Smith	Steven Sargent

Donna Baxter	Gerard Moore